Exhibit 99.1

National American University Announces Resignation of Chief Financial Officer;
Appoints Mr. Joseph Sallustio as Vice President of Enrollment and Marketing

Rapid City, South Dakota, March 13, 2015 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today announced that its Chief Financial Officer, Ms. Venessa Green, recently resigned to pursue other opportunities. Dr. Ronald Shape, the Company’s Chief Executive Officer, will serve as interim chief financial officer while the Company conducts a search for a new Chief Financial Officer.  An announcement of a replacement for Ms. Green will be made in due course.

Ms. Green’s resignation is effective March 23, 2015, and was not due to any disagreements with the Company.  She has served as CFO since November 2011.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, stated, “On behalf of everyone at NAU, we would like to thank Venessa for her contributions and leadership over the past decade at the Company.  She was instrumental in establishing a solid financial infrastructure and we wish her nothing but the best in the next phase of her career.  Largely as a result of Venessa’s efforts, we have an outstanding finance team in place.  We intend to begin the search for a successor immediately, and will keep investors apprised of our progress.”

Ms. Green commented, “I would like to thank Dr. Shape and the entire team for my experience at NAU.  I am grateful for the relationships that I have built during my time, and look forward to seeing the Company continue to successfully execute on its growth initiatives while always maintaining an unwavering commitment to our students.”

Company Appoints Vice President of Enrollment and Marketing

The Company also announced that it has hired Mr. Joseph K. Sallustio to the newly created position of Vice President of Enrollment and Marketing.

Mr. Sallustio comes to NAU with over a decade of experience in various roles at Heritage College, a career school based in Denver, CO with 11 campuses, most recently serving as Vice President of Admissions.  During his time at Heritage, Mr. Sallustio contributed to the organization’s growth from 1,800 students in 2003 to over 4,500 students presently.  He was prominently involved in all aspects of the organizations marketing efforts, and also worked to considerably reduce staff turnover through proactive restructurings that raised employee morale and engagement.

Dr. Shape stated, “We are very pleased to welcome Joe into our organization as part of our continuing efforts to leverage NAU’s strong brand and educational expertise into more efficient marketing practices throughout the University.  As we have discussed in the past, we have continued to review our marketing and enrollment efforts to ensure that the factors that differentiate National American University from our peers are understood and recognized by prospective students.  We believe that Joe’s experience in creating proactive efforts to drive awareness and his leadership abilities will be a great asset as we continue to execute on our plans.”

Mr. Sallustio stated, “I am delighted to join NAU.  The University’s commitment to academic quality and tracking of measurable student outcomes was particularly attractive.  I look forward to working with Dr. Shape and the management team to help ensure the best initiatives are in place to both increase enrollment while also providing the best care and service to our students.”
About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:

National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel

The Equity Group Inc.

Carolyne Y. Sohn                                                                Adam Prior
415-568-2255                                                                        212-836-9606
csohn@equityny.com                                                       aprior@equityny.com